MAYTAG CORPORATION
                                     Exhibit 11
                          Computation of Per Share Earnings
                    (Amounts in thousands except per share data)

                                            Third Quarter       Nine Months
                                         Ended September 30  Ended September 30
                                           1994      1993      1994      1993
     PRIMARY
       Average shares outstanding        106,522   106,143   106,385   106,108
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                        283       130       300        80
       Employee stock ownership plans         73        13        87        13
                                   TOTAL 106,878   106,286   106,772   106,201

       Income before cumulative
         effect of accounting changes  $  61,030 $  23,040 $ 133,170 $  33,801
       Cumulative effect of accounting
         changes                                              (3,190)
       Net income                      $  61,030 $  23,040$  129,980 $  33,801

       Per share amounts:
         Income before cumulative
          effect of accounting changes $     .57 $     .22 $    1.25 $     .32
         Cumulative effect of accounting
          changes                            .         .        (.03)      .
         Net income                    $    0.57 $    0.22 $    1.22 $    0.32

     FULLY DILUTED
       Average shares outstanding        106,522   106,143   106,385   106,108
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                        283       130       328        80
       Employee stock ownership plans         73        13        87        12
       Assumed conversion of 6.5%
         convertible debentures              273       411       273       411
                                   TOTAL 107,151   106,697   107,073   106,611

       Income before cumulative
         effect of accounting changes  $  61,030 $  23,040 $ 133,170 $  33,801
       Add 6.5% convertible debenture
         interest net of income tax effect    20        58       138       174
         effect
       Cumulative effect of accounting
         changes                                              (3,190)
       Net income                      $  61,050 $  23,098 $ 130,118 $  33,975

       Per share amounts:
       Income before cumulative
         effect of accounting changes  $     .57 $     .22 $    1.25 $     .32
       Cumulative effect of accounting
         changes                             .         .        (.03)      .
       Net income                      $    0.57 $    0.22 $    1.22 $    0.32





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